UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2015

Reed’s Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 South Spring Street, Los Angeles, California 90061

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

The disclosure set forth in Item 2.03 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective September 1, 2015 Reed’s Inc. (the “Company”) entered into an additional Term Loan (Term Loan B) with a principal balance of $1,500,000 at prime plus 11.60% (currently 14.85%) with PMC Financial Services Group, LLC. The Term Loan is payable as follows: interest only for the first two months and then beginning December 1, 2015 four monthly payments of $386,672.90 which includes interest in arrears. The loan is for a total of 6 months.

Concurrently, the conditions for a rate change involving Term Loan A of $1,500,000 from December 5, 2014 have been modified. The payment terms have not been modified. Under the new conditions, the rate charge will be calculated on a sliding scale based on the trailing 6 month EBITDA. If the EBITDA measuring point stays below $1,000,000 where it is now, the rate will rise to 12% from the current rate of 9%. If EBITDA rises to $1,500,000 then the rate will remain the same as now at 9%.

Notwithstanding the other borrowing terms above, if Excess Borrowing Availability under the $6 million Revolving working capital loan remains more than $1,500,000 at all times during the preceding month (currently Reed’s Borrowing Availability is approximately $2,100,000) the Interest Rate shall remain unchanged for the asset based lending that includes the Revolving working capital loan, CAPEX capital improvement loan and Term Loan A. The six month Term Loan B rates will remain the same at 14.85%.

Reed’s believes that the additional capital will add flexibility and facilitate a smooth transition during the unwinding of the raw material inventory and solidification of the Eastern United States supply chain.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: September 2, 2015	By:	/s/ Daniel Miles
Daniel Miles,
Chief Financial Officer